Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) dated this 18th day of February, 2003 by and between Metals USA, Inc., a Delaware corporation (the “Company”), and Celso Lourenço Gonçalves (“Executive”).

RECITALS

A.            As of the date hereof, the Company is engaged primarily in the business of providing metals processing, metals fabricating, and/or specialty metals services; and

B.            Executive and the Company desire that Executive shall be employed by the Company under the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, it is hereby agreed as follows:

1.             Employment and Duties.

(a)           The Company hereby employs Executive as President and Chief Executive Officer of the Company.  As such, Executive shall have the responsibilities, duties and authority reasonably accorded to and expected of, and consistent with Executive’s position(s) and will report directly to the Board of Directors of the Company (the “Board”).  Executive hereby accepts employment by the Company upon the terms and conditions herein contained and, subject to Section 3 hereof, agrees to devote Executive’s full business time, attention and efforts to promote and further the business of the Company.

(b)           Executive shall faithfully adhere to, execute and fulfill all policies established by the Company, as such policies may be changed from time to time by the Company, including the Company’s Code of Conduct.

2.             Compensation.  For all services rendered by Executive, the Company shall compensate Executive as follows as of February 24, 2003 (the “Effective Date”):

(a)           Base Salary.  The initial base salary payable to Executive shall be $375,000 per year, payable on a regular basis in accordance with the Company’s standard payroll procedures.  On an annual basis, the Company will review Executive’s performance and may make increases to such base salary if, in its discretion, any such increase is warranted.

(b)           Executive Perquisites, Benefits, Annual Bonus and Other Compensation.  Executive shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

(i)            In the discretion of the Compensation Committee of the Board, (the “Compensation Committee”), Executive shall be eligible for an annual bonus which may be payable in either cash or shares of the Company’s common stock (“Company Stock”).  Payment of a bonus shall be contingent upon such terms and conditions as the Compensation Committee shall decide in its sole discretion.

(ii)           The Company shall pay Executive a one-time sign-on bonus of $50,000.

(iii)          Upon the Effective Date, the Compensation Committee shall grant Executive an option to purchase 100,000 shares of Common Stock at a strike price of $4.75 per share, an option to purchase 100,000 shares of Common Stock at a strike price of $9.50 per share, and an option to purchase 100,000 shares of Common Stock at a strike price of $14.25 per share (the “Options”).  The Options will each have a five-year term and one-third of the shares subject to the Options will vest on each of the first three anniversaries of the Effective Date.  To the extent not previously vested, the Options shall become completely vested upon a termination of employment or other service by the Company without Cause or upon a termination by Executive for Good Reason or upon a Change in Control.  Upon termination of employment or other service with the Company and its subsidiaries for any reason other than Cause, Executive may exercise the vested portion of the Options during the three-month period following such termination of employment or other service; the portions of the Options that are not vested on or prior to the date of termination shall be forfeited upon the date of termination.  Upon a termination for Cause, all Options, vested and unvested, shall be forfeited on the date of termination.

(iv)          The Company will cover all reasonable relocation costs including, but not limited to, broker fees, movers, appraisal costs, inspections, and all other reasonable costs related to the sale of Executive’s current home in California and purchase of a new home.  To the extent that the Company’s coverage of these expenses or those under clause (viii) is taxable to Executive, the Company shall provide Executive with a complete gross-up payment to cover the taxes on the reimbursement amount.  For the avoidance of doubt, the purpose of this provision is to make Executive “whole” such that Executive is in the same position as he would have been in if the Company’s coverage of relocation costs were not taxable.

(v)           Executive and Executive’s dependent family members shall participate in the health, hospitalization, disability, dental, life and other insurance plans that the Company may have in effect from time to time, with benefits provided to Executive under this clause (v) to be at least equal to such benefits provided to Company employees generally, and shall participate in any senior executive health plans established by the Company.

(vi)          The Company shall reimburse Executive for all business travel and other out-of-pocket expenses reasonably incurred by Executive in the performance of Executive’s services pursuant to this Agreement.  All reimbursable expenses shall be appropriately documented in reasonable detail by Executive upon submission of any request for reimbursement, and in a format and manner consistent with the Company’s expense reporting policy.

(vii)         The Company shall provide Executive with executive perquisites as may be available to or deemed appropriate for Executive by the Compensation Committee, including participation in all other Company-wide employee benefits, including equity incentive plans and programs as are available from time to time.

(viii)        Until the Company has established its permanent corporate headquarters or has affirmatively elected to retain its headquarters in Houston (either such action is subsequently referred to herein as the “Relocation Action,” the Company shall provide Executive with a fully furnished corporate apartment in Houston, Texas at a monthly cost to the Company of no more than $2,500; and until the earlier of such time that the Company has effected its Relocation Action or Executive’s family has moved to join Executive, the Company shall reimburse Executive for airfare to visit his family in California on weekends, it being understood that Executive shall use his best efforts to relocate his family as quickly as possible.

(ix)           The Company shall provide Executive a monthly car allowance of $1,250.

(x)            During the sixty (60) days from the date the Board has effected its Relocation Action, Executive shall make reasonable efforts to sell his current home.  If he is unsuccessful at doing so, the Company shall contract for the services of a relocation firm which firm shall purchase or sell Executive’s home in California.  From the Effective Date until Executive has purchased or rented a home near the Company’s new corporate headquarters, the Company shall reimburse Executive for reasonable expenses associated with Executive’s family’s travel to Texas to look for a home, visit schools and other activities related to relocation.

(xi)           Executive shall be entitled to four weeks of paid vacation on an annual basis, to be taken in accordance with Company policy.

(xii)          Subject to Executive’s insurability, the Company shall provide a life insurance policy with a benefit equal to no less than two times Executive’s current base salary.

3.             Non-Competition Agreement.

(a)           Executive shall not, during the term of Executive’s employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage unless, in its sole discretion, the Company has determined that such business activity will not interfere with Executive’s duties and responsibilities hereunder.  The foregoing limitations shall not be construed as prohibiting Executive from making personal investments in such form or manner as will neither require Executive’s services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of this Section 3.  In addition, Executive shall not, during the period of Executive’s employment by or with the Company, and for a period of twenty-four (24) months immediately following the termination of Executive’s employment for any reason including non-renewal under this Agreement (the “Restricted Period”), directly or indirectly, alone, or on behalf of, or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

(i)            engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business in competition with the Company or any of its subsidiaries, within 200 miles of the Company or where the Company or any of the Company’s subsidiaries conduct business, including any territory serviced by the Company or any of such subsidiaries (the “Territory”);

(ii)           call upon any person who is, at that time, within the Territory, an employee of the Company or any of its subsidiaries in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Company or any of its subsidiaries;

(iii)          call upon any person or entity which is, at that time, or which has been, within twenty-four (24) months prior to that time, a customer of the Company or any of its subsidiaries within the Territory for the purpose of soliciting or selling products or services in competition with the Company or its subsidiaries within the Territory; or

(iv)          call upon any prospective acquisition candidate, on Executive’s own behalf or on behalf of any competitor, which candidate was, to Executive’s actual knowledge after due inquiry, either called upon by the Company or any of its subsidiaries or for which the Company or any of its subsidiaries made an acquisition analysis, for the purpose of acquiring such entity.

Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Executive from acquiring as an investment not more than one percent (1%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter.

(b)           Because of the difficulty of measuring economic losses to the Company as a result of a breach of the covenants in this Section 3, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Executive agrees that the foregoing covenant may be enforced by the Company in the event of breach by Executive, by injunctions and restraining orders.

(c)           It is agreed by the parties that the foregoing covenants in this Section 3 impose a reasonable restraint on Executive in light of the activities and business of the Company and its subsidiaries on the date of the execution of this Agreement and the current plans of the Company and its subsidiaries, but it is also the intent of the Company and Executive that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company and its subsidiaries throughout the term of this covenant, whether before or after the date of termination of the employment of Executive.  For example, if, during the term of this Agreement, the Company or any of its subsidiaries engages in new and different activities, enters a new business or establishes new locations for its current activities or business in addition to or other than the activities or business enumerated under the recitals above or the locations currently established therefor, then Executive will be precluded from soliciting the customers or employees of such new activities or business or from such new location and from directly competing with such new business within 200 miles of its then-established operating location(s) through the term of this covenant.  It is further agreed by the parties hereto that, in the event that Executive shall cease to be employed hereunder, and shall enter into a business or pursue other activities not in competition with the Company or any of its subsidiaries, or similar activities or business in locations the operation of which, under such circumstances, does not violate clause (a) of this Section 3, and in any event such new business, activities or location are not in violation of this Section 3 or of Executive’s obligations under this Section 3, if any, Executive shall not be chargeable with a violation of this Section 3 if the Company or any of its subsidiaries shall thereafter enter the same, similar or a competitive (i) business, (ii) course of activities or (iii) location, as applicable unless the business plans of the Company or any of its subsidiaries known to Executive at the time of Executive’s termination of employment include similar lines of business or activities.  Executive further expressly agrees that employment by the Company and the compensation Executive receives from the Company pursuant to this Agreement is adequate consideration for the obligations of Executive under this Section 3.

(d)           The covenants in this Section 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are too broad or unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.  If any portion of this Section 3 shall be invalid or unenforceable, such invalidity or unenforceability shall in no way be deemed or construed to affect in any way the enforceability of any other portion of this Section 3.

(e)           All of the covenants in this Section 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.  It is specifically agreed that the period of twenty-four (24) months following termination of employment stated at the beginning of this Section 3, during which the agreements and covenants of Executive made in this Section 3 shall continue to be effective, shall be computed by excluding from such computation any time during which Executive is in violation of any provision of this Section 3.  Executive specifically agrees that the restrictions in this Section 3 are reasonable, and that none of the restrictions shall cause any unreasonable hardship to Executive.

4.             Term; Termination; Rights on Termination.

(a)           The initial term of this Agreement shall begin on the Effective Date and shall continue for three years through the last day of February, 2006 unless it is terminated earlier as provided herein.  The term of this Agreement shall automatically be extended through the last day of February, 2007 unless either party gives the other party at least ninety (90) days written notice prior to the last day of February, 2006 that such party does not agree to the extension of the term.  The term of this Agreement shall continue to be extended for additional one-year periods unless, at least ninety (90) days prior to the last day of any February, either party gives the other party written notice that such party does not agree to the extension of the term of this Agreement.

(b)           Termination,.  This Agreement and Executive’s employment may be terminated during the Term in any one of the following ways:

(i)            Death.  The death of Executive shall immediately terminate this Agreement with no severance compensation due to Executive’s estate.

(ii)           Disability.  If, as a result of incapacity due to physical or mental illness or injury, Executive shall have been absent from full-time duties hereunder for four (4) consecutive months, or one hundred twenty (120) days in any rolling one-year period, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such four (4) month or one hundred twenty (120) day period, but which shall not be effective earlier than the last day of either such period), the Company may terminate Executive’s employment hereunder provided Executive is unable to resume full-time duties with or without reasonable accommodation at the conclusion of such notice period.  Also, Executive may terminate Executive’s employment hereunder if Executive’s health should become impaired to an extent that makes the continued performance of Executive’s duties hereunder hazardous to Executive’s physical or mental health or life, provided that Executive shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company’s request made within thirty (30) days of the date of such written statement, Executive shall submit to an examination by a doctor selected by the Company who is reasonably acceptable to Executive or Executive’s doctor.  In the event this Agreement is terminated as a result of Executive’s disability, Executive shall receive from the Company, in a lump-sum payment due within ten (10) days of the effective date of termination, the base salary at the rate then in effect for whatever time period is remaining under the Term or for one (1) year, whichever amount is greater; provided, however, that any such payments shall be reduced by the amount of any disability insurance payments payable to the Executive as a result of such disability.

(iii)          Cause.  The Company may terminate this Agreement immediately for Cause (defined below).  In the event of a termination for Cause, Executive shall have no right to any severance compensation.

(iv)          Without Cause or by Executive for Good Reason.  At any time after the commencement of employment, the Company may terminate this Agreement without Cause or Executive may terminate this Agreement for Good Reason (defined below), effective thirty (30) days after written notice is provided to the other party.  Should Executive be terminated by the Company without Cause or should Executive terminate with Good Reason under this Agreement, Executive shall receive from the Company continuation of his current base salary for two years payable in accordance with the Company’s normal payroll practices; provided, however that the second year of salary continuation payments hereunder shall be offset on a payroll basis against any amounts Executive may earn from employment with another company or from self-employment after one year from the date of termination.

(v)           Resignation or Termination without Good Reason or Nonrenewal.  If Executive resigns or otherwise terminates his employment without Good Reason, or if either party decides not to renew this Agreement, Executive shall receive no severance compensation.

(c)           Certain Terminations.  If Executive is terminated without Cause or terminates his employment hereunder with Good Reason, (1) the Company shall make the insurance premium payments contemplated by COBRA until the earlier of such time that Executive and his dependents are no longer entitled to continuation coverage under COBRA, or a period of twelve (12) months after such termination provided that Executive has timely elected COBRA coverage, and (2) all of Executive’s unvested stock grants or stock options  (if any are then outstanding) shall vest upon the date of termination of employment and, with respect to any stock options, shall remain outstanding and exercisable for the period set forth in the applicable option agreement or option plan.

(d)           Effect of Any Termination of Employment.  Upon termination of this Agreement for any reason including non-renewal, Executive shall be entitled to receive all earned and unpaid compensation and all benefits and reimbursements due through the effective date of termination and shall remain subject to the provisions set forth in Section 3 for the entire Restricted Period.  Additional compensation subsequent to termination, if any, will be due and payable to Executive only to the extent and in the manner expressly provided herein.  Except with respect to any benefits or payments to which Executive may be entitled under the terms and conditions of any benefit plan or applicable law, all other rights and obligations of the Company and Executive under this Agreement shall cease as of the effective date of termination; provided, however, that the parties agree that their respective obligations under Sections 3, 4, 5, 6, 7, 8, 14 and 16 herein shall survive such termination in accordance with their terms unless otherwise provided herein.

(e)           Definitions.

(i)            “Cause” shall mean any of the following:  (a) Executive’s material breach of this Agreement, including any of Company’s policies included or applicable under Section 1(b) above; (b) Executive’s negligence in the performance or nonperformance of any of Executive’s material duties and responsibilities hereunder after ten (10) days written notice during which Executive has not cured such negligence or nonperformance; (c) Executive’s dishonesty, fraud or misconduct with respect to the business or affairs of the Company which  adversely affect the operations or reputation of the Company.

(ii)           “Good Reason” shall mean any of the following:  (a) Executive is demoted by means of an absolute reduction in authority, responsibilities or duties to a position of less stature or importance within the Company than the position described in Section 1 hereof; or (b) Executive’s annual base salary as determined pursuant to Section 2 hereof is reduced, unless Executive has agreed in writing to that demotion or reduction or (c) Company materially breaches this Agreement with respect to payment of compensation hereunder; or (d) at any time after (but only after) the Board has effected its Relocation Action (it being understood that the location of the corporate headquarters may be anywhere in the continental United States and shall be determined in the discretion of the Board without the consent of Executive being required), the relocation of Executive’s office more than fifty (50) miles from the corporate headquarters without Executive’s written concurrence; provided, however, that if any office relocation in excess of fifty (50) miles should result in Executive’s home at the time of the relocation being closer to the new office than prior to the relocation, such relocation shall not be an occurrence of Good Reason.

5.             Return of Company Property.  All records, designs, patents, business plans, financial statements, client lists, manuals, memoranda, lists and other property delivered to or compiled by Executive by or on behalf of the Company, its subsidiaries or their representatives, vendors or customers which pertain to the business of the Company shall be and remain the property of the Company and be subject at all times to its discretion and control.  Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company which is collected by Executive shall be delivered promptly to the Company without request by it upon termination of Executive’s employment.

6.             Inventions.  Executive shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Executive, solely or jointly with another, during the period of employment or within one (1) year thereafter, and which are directly related to the business or activities of the Company or its subsidiaries and which Executive conceives as a result of Executive’s employment by the Company.  Executive hereby assigns and agrees to assign all Executive’s interests therein to the Company or its nominee.  Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company’s interest therein.

7.             Confidentiality.  During the Restricted Period and thereafter, except as provided below, Executive shall not, without the written consent of the Board or a person authorized thereby, disclose to any person, other than an employee of the Company or any of its subsidiaries or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive of the Company, any confidential information learned by him while in the employ of the Company with respect to the Company’s business, including but not limited to trade secrets, technology, know-how, processes, any business data, information regarding any of the Company’s or its subsidiaries’ customers, practices, or operations, and other proprietary information, the disclosure of which Executive knows or should know will be damaging to the business, strategy or reputation of the Company or any of its subsidiaries; provided however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive), any information of a type not reasonably considered confidential by persons engaged in the same business or a business similar to that conducted by the Company or any subsidiary, or any information which Executive may be required to disclose by any applicable law, order, or judicial or administrative proceeding.

8.             Indemnification.  In the event Executive is made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Company against Executive or by Executive against the Company), by reason of the fact that Executive is or was performing services under this Agreement, then the Company, to the extent permitted by law, shall indemnify Executive against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith.  In the event that both Executive and the Company are made a party to the same third party action, complaint, suit or proceeding, the Company agrees to engage counsel, and Executive agrees to use the same counsel, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Executive, Executive may engage separate counsel and the Company shall pay all reasonable attorneys’ fees of such separate counsel.  The Company shall not be required to pay the fees of more than one law firm except as described in the preceding sentence, and shall not be required to pay the fees of more than two law firms under any circumstances.  Further, while Executive is expected at all times to use Executive’s best efforts to faithfully discharge Executive’s duties under this Agreement, Executive cannot be held liable to the Company for errors or omissions made in good faith where Executive has not exhibited gross negligence, intentional nonperformance of his duties hereunder, willful dishonesty, fraud or misconduct, or performed criminal or fraudulent acts which materially damage the business of the Company.

9.             No Prior Agreements.  Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and Executive’s employment by the Company and the performance of Executive’s duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity.  Further, Executive agrees to indemnify the Company for any claim, including, but not limited to, attorneys’ fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any non-competition agreement, invention or secrecy agreement between Executive and such third party which was in existence as of the date of this Agreement.

10.           Assignment; Binding Effect.  Executive understands that Executive has been selected for employment by the Company on the basis of Executive’s personal qualifications, experience and skills.  Executive agrees, therefore, that Executive cannot assign all or any portion of Executive’s performance under this Agreement.  Subject to the preceding, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

11.           Change in Control.

(a)           Executive understands and acknowledges that the Company may be sold, merged or consolidated with or into another entity or that the Company may undergo another type of Change in Control.  In the event such a sale, merger or consolidation or other Change in Control is initiated and consummated prior to the end of the Term (or any extension thereof), then the provisions of this Section 11 shall be applicable.

(b)           In the event of termination of Executive’s employment without Cause within twelve (12) months after or three (3) months prior to a Change in Control, or Executive’s termination of his employment for any Good Reason within twelve (12) months after a Change in Control, then the Company shall pay Executive a lump sum payment equal to the greater of (a) the base salary to which Executive is entitled for the remainder of the term of this Agreement, or (b) two years of Executive’s current base salary, and shall provide Executive the benefits set forth in Section 4(c) above.

(c)           Further, Executive will be given sufficient time and opportunity to elect whether to exercise all or any of his vested options/grants, such that he may convert the options/grants to shares of the Common Stock at or prior to the closing of the transaction giving rise to the Change in Control, if he so desires.

(d)           A “Change in Control” shall be deemed to have occurred if:

(i)            any person, other than the Company or an employee benefit plan of the Company, acquires directly or indirectly the beneficial ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting security of the Company and immediately after such acquisition such Person is, directly or indirectly, the Beneficial Owner of voting securities representing 50% or more of the total voting power of all of the then-outstanding voting securities of the Company;

(ii)           the following individuals no longer constitute a majority of the members of the Board of Directors of the Company:  (A) the individuals who, as of November 1, 2002, constitute the Board of Directors of the Company (the “Original Directors”); (B) the individuals who thereafter are elected to the Board of Directors of the Company and whose election or nomination for election, to the Board of Directors of the Company was approved by a vote of at least two-thirds (2/3) of the Original Directors then still in office (such directors becoming “Additional Original Directors” immediately following their election); and (C) the individuals who are elected to the Board of Directors of the Company and whose election or nomination for election, to the Board of Directors of the Company was approved by a vote of at least two-thirds (2/3) of the Original Directors and Additional Original Directors then still in office (such directors also becoming “Additional Original Directors” immediately following their election); or

(iii)          the stockholders of the Company shall approve a plan of complete liquidation of the Company or an agreement to sell or otherwise dispose of the three product groups (“Flat Roll Group,” “Plates and Shapes Group,” and the “Building Products Group”) and

(e)           (i)            Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company or any entity which effectuates a change in ownership or effective control of the Company, in either case, within the meaning of Section 280G of the Code and the regulations promulgated thereunder to or for the benefit of Executive (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), whether before or after the execution of this Agreement, then the Company shall pay to Executive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made.  For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to (A) pay federal income taxes at the highest marginal rates of federal income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, (B) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (C) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income.

(ii)           Subject to the provisions of Section11(f)(i), all determinations required to be made under this Section 11(f), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized public accounting firm that is selected by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive at such time as is requested by the Company or the Executive (collectively, the “Determination”).  All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder.  The Gross-Up Payment under this Section 11(f) with respect to any Payments made to Executive shall be made no later than thirty (30) days following the Determination.  If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return should not result in the imposition of a negligence or similar penalty.

(iii)          As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder.  In the event that Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive.  In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company.  Executive shall cooperate, to the extent his expenses are fully reimbursed by the Company, with any reasonable requests by the Company in connection with any contest or disputes with the Internal Revenue Service in connection with the Excise Tax.

12.           Legal Review:  The Company shall reimburse Executive for reasonable attorney’s fees in connection with the review of this Agreement provided that reimbursement shall not exceed $5,000.

13.           Complete Agreement.  This Agreement sets forth the entire agreement of the parties hereto relating to the subject matter hereof and supersedes any other employment agreements or understandings, written or oral, between the Company and Executive.  This Agreement is not a promise of future employment.  Executive has no oral representations, understanding or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement.  This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreement.  This written Agreement may not be later modified except by written agreement signed by a duly authorized officer of the Company and Executive, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term.

14.           Notice.  Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To The Company:	Metals USA, Inc.
Attn: Chairman of the Board
Three Riverway, Suite 600
Houston, Texas 77056
Telephone: 713/965-0990
Fax: 713/965-0067

with a copy to:	John Hageman, General Counsel

To Executive:	Celso Lourenço Gonçalves
c/o George M. Reyes
Best Best & Krieger LLP
3750 University Avenue
Riverside, CA 92502

with a copy to:	George M. Reyes
Best Best & Krieger LLP
3750 University Avenue
Riverside, CA 92502

Notice shall be deemed given and effective on the earlier of three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received by means of hand delivery, delivery by Federal Express or other courier service, or by facsimile transmission.  Either party may change the address for notice by notifying the other party of such change in accordance with this Section 14.

15.           Severability; Headings.  If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.  The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

16.           Arbitration.  With the exception of Sections 3, 6 and 7, any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in Houston, Texas, or such other venue as the parties may agree in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) then in effect, provided that Executive shall comply with the Company’s grievance procedures in an effort to resolve such dispute or controversy before resorting to arbitration, and provided further that the parties may agree to use arbitrators other than those provided by the AAA.  The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof not to award punitive damages to any injured party.  The arbitrators shall have the authority to order back-pay, severance compensation, vesting of options (or cash compensation in lieu of vesting of options), reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon in the event the arbitrators determine that Executive was terminated without disability or Cause, or that the Company has otherwise materially breached this Agreement.  A decision by a majority of the arbitration panel shall be final and binding.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The direct expense of any arbitration proceeding shall be divided equally between the parties and each party shall pay its own attorneys’ fees regardless of the outcome of the arbitration.

17.           Governing Law.  This Agreement shall in all respects be construed according to the laws of the State of Texas.

18.           Counterparts.  This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

METALS USA, INC.

By:	/s/ JOHN A. HAGEMAN
Name: John A. Hageman
Title: Sr. Vice President & General Counsel

EXECUTIVE:

/s/ CELSO LOURENCO GONCALVES
Celso Lourenço Gonçalves